As filed with the Securities and Exchange Commission on March 4, 2010

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE TO

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) or 13(e)(1)

OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.             )

COMSYS IT PARTNERS, INC.

(Name of Subject Company Issuer)

TAURUS MERGER SUB, INC.,

a wholly owned subsidiary of Manpower Inc.

MANPOWER INC.

(Name of Filing Persons - Offeror)

COMMON STOCK

PAR VALUE $0.01 PER SHARE

(Title of Class of Securities)

2051E 10 4

(CUSIP Number of Class of Securities)

Kenneth C. Hunt

Senior Vice President, General

Counsel and Secretary

Manpower Inc.

100 Manpower Place

Milwaukee, Wisconsin 53212

(414) 961-1000

(Name, address and telephone number of person authorized to receive notices and communication on behalf of Filing Person)

Copies to:

Dennis F. Connolly Godfrey & Kahn, S.C. 780 North Water Street Milwaukee, Wisconsin 53202	Ken R. Bramlett, Jr. Senior Vice President, General Counsel and Corporate Secretary COMSYS IT Partners, Inc. 4400 Post Oak Parkway Houston, Texas 77027	J. Norfleet Pruden, III K&L Gates LLP 214 North Tryon Street, 47th Floor Charlotte, North Carolina 28202

CALCULATION OF FILING FEE

TRANSACTION VALUATION*	AMOUNT OF FILING FEE**
$389,256,647.72	$27,754.00

*	Estimated for purposes of calculating the amount of the filing fee only in accordance with Rules 0-11(d) and 0-11(a)(4) under the Securities Exchange Act of 1934, based on the product of (a) $17.485, the average of the high and low sale prices per share of COMSYS IT Partners, Inc. common stock on February 26, 2010, as reported by the NASDAQ Global Market, and (b) 22,262,319, the maximum number of shares of COMSYS IT Partners, Inc. common stock estimated to be received by Manpower Inc. or canceled pursuant to the exchange offer and subsequent merger (i.e., the number of issued and outstanding shares of COMSYS common stock as of March 1, 2010, plus the aggregate number of COMSYS shares issuable upon exercise or payout of all outstanding options and warrants).

**	The amount of the filing fee was calculated in accordance with Rule 0-11(d) of the Exchange Act by multiplying the transaction valuation by 0.0000713.

☒	Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form of schedule and the date of its filing.

Amount Previously Paid:	$13,746.05	Filing Party:	Manpower Inc.
Form or Registration No.:	Form S-4	Date Filed:	March 4, 2010

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☒	Third-party tender offer subject to Rule 14d-1.

☐	Issuer tender offer subject to Rule 13e-4.

☐	Going-private transaction subject to Rule 13e-3.

☐	Amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

This Tender Offer Statement on Schedule TO relates to the commencement of an offer by Manpower Inc., a Wisconsin corporation (“Manpower”), through its wholly owned subsidiary, Taurus Merger Sub, Inc., a Delaware corporation (“Purchaser”), to exchange outstanding shares of common stock, par value $0.01 per share, of COMSYS IT Partners, Inc., a Delaware corporation (“COMSYS”), for $17.65 in cash or $17.65 in fair market value of shares of common stock, par value $0.01 per share, of Manpower (“Manpower Common Stock”), where fair market value is the average trading price of Manpower Common Stock as described in the Prospectus referenced below (the “Exchange Offer”).

The Exchange Offer is made pursuant to an Agreement and Plan of Merger, dated as of February 1, 2010, by and among Manpower, Purchaser and COMSYS, which contemplates the Exchange Offer and the merger of Purchaser into COMSYS (the “Merger”). Manpower has filed a registration statement with the Securities and Exchange Commission on Form S-4 relating to the shares of Manpower Common Stock that may be issued to stockholders of COMSYS in the Exchange Offer and the Merger (the “Registration Statement”). The terms and conditions of the Exchange Offer and the Merger (as may from time to time be amended, supplemented or finalized) are described in the Prospectus which is a part of the Registration Statement (the “Prospectus”), and the related Letter of Election and Transmittal, which are Exhibits (a)(4) and (a)(1)(A) hereto.

As permitted by General Instruction F to Schedule TO, all of the information in the Prospectus and the related Letter of Election and Transmittal, and any prospectus supplement or other amendment thereto related to the Exchange Offer hereafter filed with the Securities and Exchange Commission by Manpower and Purchaser, is hereby expressly incorporated by reference in answer to Items 1 through 11 of this Schedule TO and is supplemented by the information specifically provided for in this Schedule TO. The Agreement and Plan of Merger, among COMSYS, Manpower and Purchaser dated as of February 1, 2010, a copy of which is attached as Exhibit (d)(1) to this Schedule TO, is incorporated in this Schedule TO by reference.

ITEM 1.	SUMMARY TERM SHEET.

The information set forth in the section of the Prospectus entitled “Questions and Answers About the Proposed Transaction” and “Summary” is incorporated in this Schedule TO by reference.

ITEM 2.	SUBJECT COMPANY INFORMATION.

(a) The subject company and issuer of the securities subject to the Exchange Offer is COMSYS IT Partners, Inc., a Delaware corporation. Its principal executive office is located at 4400 Post Oak Parkway, Suite 1800, Houston, Texas, 77027 and its telephone number is (713) 386-1400.

(b) As of March 1, 2010, there were 21,293,875 shares of COMSYS common stock, par value $0.01 per share (“COMSYS Common Stock”), issued and outstanding.

(c) The information concerning the principal market in which shares of COMSYS Common Stock are traded and certain high and low sales prices for the shares of COMSYS Common Stock in that principal market is set forth in the section of the Prospectus entitled “Price Range of Common Stock and Dividends” and is incorporated in this Schedule TO by reference.

ITEM 3.	IDENTITY AND BACKGROUND OF FILING PERSON.

(a), (b), (c) The information set forth in the section of the Prospectus entitled “Summary—The Companies,” “Manpower Inc.” and Schedule I to the Prospectus entitled “Information Concerning Directors and Executive Officers of Manpower Inc. and Taurus Merger Sub, Inc.” is incorporated in this Schedule TO by reference.

ITEM 4.	TERMS OF THE TRANSACTION.

(a)(1)(i)-(iii), (v)-(viii), (x)-(xii) The information set forth in the introduction to the Prospectus, in the sections of the Prospectus entitled “Questions and Answers About the Proposed Transaction,” “Summary,” “The Transaction,” “Terms of the Merger Agreement,” and “Comparative Rights of Shareholders” and in the Letter of Election and Transmittal is incorporated in this Schedule TO by reference.

(a)(1)(iv), (ix) Not applicable.

(a)(2)(i)-(vii) The information set forth in the sections of the Prospectus entitled “Questions and Answers About the Proposed Transaction,” “Summary,” “The Transaction,” “Terms of the Merger Agreement,” and “Comparative Rights of Shareholders” and in the Letter of Election and Transmittal is incorporated in this Schedule TO by reference.

ITEM 5.	PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.

(a), (b) The information set forth in the sections of the Prospectus entitled “The Transaction” and “Terms of the Merger Agreement” is incorporated in this Schedule TO by reference.

ITEM 6.	PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS.

(a), (c)(1), (c)(3-7) The information set forth in the introduction of the Prospectus and in the sections of the Prospectus entitled “The Transaction” and “Terms of the Merger Agreement” is incorporated in this Schedule TO by reference.

(c)(2) Not applicable.

ITEM 7.	SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

(a) The information set forth in the section of the Prospectus entitled “The Transaction—Source and Amount of Funds” is incorporated in this Schedule TO by reference.

(b), (d) Not applicable.

ITEM 8.	INTEREST IN SECURITIES OF THE SUBJECT COMPANY.

(a), (b) The information set forth in the sections of the Prospectus entitled “The Transaction” and “Terms of the Merger Agreement—Tender and Voting Agreement” and Schedule I to the Prospectus entitled “Information Concerning Directors and Executive Officers of Manpower Inc. and Taurus Merger Sub, Inc.” is incorporated in this Schedule TO by reference.

ITEM 9.	PERSONS/ASSETS, RETAINED, EMPLOYED, COMPENSATED OR USED.

(a) The information set forth in the section of the Prospectus entitled “The Transaction—Fees and Expenses” is incorporated in this Schedule TO by reference.

ITEM 10.	FINANCIAL STATEMENTS.

(a) The financial information set forth in Manpower’s Annual Report on Form 10-K for the year ended December 31, 2009 and the section of the Prospectus entitled “Where You Can Find More Information” is incorporated in this Schedule TO by reference.

(b) The information set forth in the sections of the Prospectus entitled “Summary—Comparison of Unaudited Pro Forma Combined Per Share Data” and “Unaudited Pro Forma Condensed Combined Financial Information” is incorporated in this Schedule TO by reference.

ITEM 11.	ADDITIONAL INFORMATION.

(a)(1) The information set forth in the section of the Prospectus entitled “The Transaction—Relationships between Manpower and COMSYS” is incorporated in this Schedule TO by reference.

(a)(2), (3) The information set forth in the section of the Prospectus entitled “The Transaction—Regulatory Approvals” is incorporated in this Schedule TO by reference.

(a)(4) The information set forth in the section of the Prospectus entitled “The Transaction—Possible Effects of the Exchange Offer” are incorporated in this Schedule TO by reference.

(a)(5) The information set forth in the section of the Prospectus entitled “The Transaction—Regulatory Approvals” is incorporated in this Schedule TO by reference.

(b) The information set forth in the Prospectus and the related Letter of Election and Transmittal is incorporated in this Schedule TO by reference.

ITEM 12.	EXHIBITS.

EXHIBIT NUMBER	DESCRIPTION

(a)(1)(A)	Form of Letter of Election and Transmittal (incorporated by reference to Exhibit 99.1 to Manpower’s Registration Statement on Form S-4, filed on March 4, 2010)

(a)(1)(B)	Form of Notice of Guaranteed Delivery (incorporated by reference to Exhibit 99.2 to Manpower’s Registration Statement on Form S-4, filed on March 4, 2010)

(a)(1)(C)	Form of Letter from Information Agent to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit 99.3 to Manpower’s Registration Statement on Form S-4, filed on March 4, 2010)

(a)(1)(D)	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit 99.4 to Manpower’s Registration Statement on Form S-4, filed on March 4, 2010)

(a)(1)(E)	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated by reference to Exhibit 99.5 to Manpower’s Registration Statement on Form S-4, filed on March 4, 2010)

(a)(4)	Prospectus relating to shares of Manpower Common Stock to be issued in the Exchange Offer and the Merger (incorporated by reference to Manpower’s Registration Statement on Form S-4, filed on March 4, 2010)

(a)(5)(A)	Press release issued on March 4, 2010, announcing the commencement of the exchange offer

(a)(5)(B)	Press release issued on February 2, 2010 (incorporated by reference to Exhibit 99.1 to Manpower’s Current Report on Form 8-K, filed on February 2, 2010)

(a)(5)(C)	Investor presentation excerpt dated February 2, 2010 (incorporated by reference to Exhibit 99.2 to Manpower’s Current Report on Form 8-K, filed on February 2, 2010)

(a)(5)(D)	Transcript of Manpower’s Fourth Quarter and Full Year 2009 Earnings Conference Call (incorporated by reference to Manpower’s 425 filing on February 2, 2010)

(a)(5)(E)	Manpower presentation for the Credit Suisse Annual Global Services Conference (incorporated by reference to Manpower’s 425 filing on February 22, 2010)

EXHIBIT NUMBER	DESCRIPTION

(d)(1)	Agreement and Plan of Merger among COMSYS IT Partners, Inc., Manpower Inc. and Taurus Merger Sub, Inc. dated as of February 1, 2010 (incorporated by reference to Appendix A to the prospectus contained in Manpower’s Registration Statement on Form S-4, filed on March 4, 2010)

(d)(2)	Letter Agreement between Manpower Inc. and COMSYS IT Partners, Inc., dated as of March 3, 2010 (incorporated by reference to Exhibit 2.2 to Manpower’s Registration Statement on Form S-4, filed on March 4, 2010)

(d)(3)	Tender and Voting Agreement dated as of February 1, 2010, between Manpower Inc. and the persons listed on Schedule I thereto (incorporated by reference to Exhibit 2.2 to Manpower’s Current Report on Form 8-K, filed on February 2, 2010)

(d)(4)	Employment Agreement dated as of February 1, 2010 between Manpower Inc. and Michael H. Barker (incorporated by reference to Exhibit 10.1 to Manpower’s Registration Statement on Form S-4, filed on March 4, 2010)

(d)(5)	Confidentiality and Non-Disclosure Agreement between Manpower Inc. and COMSYS IT Partners, Inc. dated November 19, 2009 (incorporated by reference to Exhibit 10.2 to Manpower’s Registration Statement on Form S-4, filed on March 4, 2010)

(h)(1)	Opinion and consent of Godfrey & Kahn, S.C. regarding the federal income tax consequences of the Exchange Offer and the Merger (incorporated by reference to Exhibit 8.1 to Manpower’s Registration Statement on Form S-4, filed on March 4, 2010)

(h)(2)	Opinion and consent of K&L Gates LLP regarding the federal income tax consequences of the Exchange Offer and the Merger (incorporated by reference to Exhibit 8.2 to Manpower’s Registration Statement on Form S-4, filed on March 4, 2010)

ITEM 13.	INFORMATION REQUIRED BY SCHEDULE 13E-3.

Not applicable.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 3, 2010.

MANPOWER INC.		TAURUS MERGER SUB, INC.

By:	/s/ Kenneth C. Hunt	By:	/s/ Kenneth C. Hunt
Name:	Kenneth C. Hunt	Name:	Kenneth C. Hunt
Title:	Senior Vice President, General Counsel and Secretary	Title:	President and Treasurer

EXHIBITS

ITEM 12.	EXHIBITS.

EXHIBIT NUMBER	DESCRIPTION

(a)(1)(A)	Form of Letter of Election and Transmittal (incorporated by reference to Exhibit 99.1 to Manpower’s Registration Statement on Form S-4, filed on March 4, 2010)

(a)(1)(B)	Form of Notice of Guaranteed Delivery (incorporated by reference to Exhibit 99.2 to Manpower’s Registration Statement on Form S-4, filed on March 4, 2010)

(a)(1)(C)	Form of Letter from Information Agent to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit 99.3 to Manpower’s Registration Statement on Form S-4, filed on March 4, 2010)

(a)(1)(D)	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit 99.4 to Manpower’s Registration Statement on Form S-4, filed on March 4, 2010)

(a)(1)(E)	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated by reference to Exhibit 99.5 to Manpower’s Registration Statement on Form S-4, filed on March 4, 2010)

(a)(4)	Prospectus relating to shares of Manpower Common Stock to be issued in the Exchange Offer and the Merger (incorporated by reference to Manpower’s Registration Statement on Form S-4, filed on March 4, 2010)

(a)(5)(A)	Press release issued on March 4, 2010, announcing the commencement of the exchange offer

(a)(5)(B)	Press release issued on February 2, 2010 (incorporated by reference to Exhibit 99.1 to Manpower’s Current Report on Form 8-K, filed on February 2, 2010)

(a)(5)(C)	Investor presentation excerpt dated February 2, 2010 (incorporated by reference to Exhibit 99.2 to Manpower’s Current Report on Form 8-K, filed on February 2, 2010)

(a)(5)(D)	Transcript of Manpower’s Fourth Quarter and Full Year 2009 Earnings Conference Call (incorporated by reference to Manpower’s 425 filing on February 2, 2010)

(a)(5)(E)	Manpower presentation for the Credit Suisse Annual Global Services Conference (incorporated by reference to Manpower’s 425 filing on February 22, 2010)

(d)(1)	Agreement and Plan of Merger among COMSYS IT Partners, Inc., Manpower Inc. and Taurus Merger Sub, Inc. dated as of February 1, 2010 (incorporated by reference to Appendix A to the prospectus contained in Manpower’s Registration Statement on Form S-4, filed on March 4, 2010)

(d)(2)	Letter Agreement between Manpower Inc. and COMSYS IT Partners, Inc., dated as of March 3, 2010 (incorporated by reference to Exhibit 2.2 to Manpower’s Registration Statement on Form S-4, filed on March 4, 2010)

(d)(3)	Tender and Voting Agreement dated as of February 1, 2010, between Manpower Inc. and the persons listed on Schedule I thereto (incorporated by reference to Exhibit 2.2 to Manpower’s Current Report on Form 8-K, filed on February 2, 2010)

EXHIBIT NUMBER	DESCRIPTION

(d)(4)	Employment Agreement dated as of February 1, 2010 between Manpower Inc. and Michael H. Barker (incorporated by reference to Exhibit 10.1 to Manpower’s Registration Statement on Form S-4, filed on March 4, 2010)

(d)(5)	Confidentiality and Non-Disclosure Agreement between Manpower Inc. and COMSYS IT Partners, Inc. dated November 19, 2009 (incorporated by reference to Exhibit 10.2 to Manpower’s Registration Statement on Form S-4, filed on March 4, 2010)

(h)(1)	Opinion and consent of Godfrey & Kahn, S.C. regarding the federal income tax consequences of the Exchange Offer and the Merger (incorporated by reference to Exhibit 8.1 to Manpower’s Registration Statement on Form S-4, filed on March 4, 2010)

(h)(2)	Opinion and consent of K&L Gates LLP regarding the federal income tax consequences of the Exchange Offer and the Merger (incorporated by reference to Exhibit 8.2 to Manpower’s Registration Statement on Form S-4, filed on March 4, 2010)